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   STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS                                             EXHIBIT 3.1
FILED 09:0 AM 06/04/1996
  960161428 - 2124562

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       SAFEGUARD HEALTH ENTERPRISES, INC.

                            (A DELAWARE CORPORATION)

      THE UNDERSIGNED, Steven J. Baileys, D.D.S., and Ronald I. Brendzel, do hereby certify that:

      1. They are the President and Secretary, respectively, of Safeguard Health Enterprises, Inc. a Delaware corporation (the "Corporation"):

      2. The Corporation was originally incorporated in Delaware under the name "SFGD REINCORPORATION COMPANY" pursuant to a Certificate of Incorporation filed with the Delaware Secretary of State on April 27, 1987;

      3. The Corporation's Certificate of Incorporation, as amended, is hereby amended and restated in its entirety by the Restated Certificate of Incorporation of Safeguard Health Enterprises, Inc., attached hereto as Exhibit A, and incorporated herein by this reference (Exhibit A and this certificate are collectively referred to as the "Restated Certificate"); and

      4. The Restated Certificate was duly adopted by the Board of Directors of the Corporation on March 22, 1996, and approved by the holders of 62.7 percent of the outstanding shares of stock of each class entitled to vote and voting thereon on May 22, 1996, in accordance with the requirements of Sections 242 and 245 of the Delaware General Corporation Law.

      IN WITNESS WHEREOF, the undersigned have signed this certificate this 22nd day of May 1996, and hereby do affirm and acknowledge under penalty of perjury that the filing of the Restated Certificate of Incorporation is the act and deed of the Corporation.


                                       /s/ STEVEN J. BAILEYS, D.D.S.
                                       ----------------------------------------
                                           STEVEN J. BAILEYS, D.D.S.
                                           President


                                       /s/ RONALD I. BRENDZEL
                                       ----------------------------------------
                                           RONALD I. BRENDZEL
                                           Secretary





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                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       SAFEGUARD HEALTH ENTERPRISES, INC.

      FIRST. the name of the corporation is Safeguard Health Enterprises, Inc.

      SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be now or hereafter organized under the General Corporation Law of Delaware.

      FOURTH. The total number of shares of stock which the corporation shall have authority to issue is Thirty-one Million (31,000,000), of which Thirty Million (30,000,000) shares are Common Stock and One Million (1,000,000) shares are Preferred Stock, and the par value of each such share is one cent ($.01), amounting in the aggregate to Three Hundred Ten Thousand Dollars ($310,000).

      The Board of Directors is authorized subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in any such series, and to determine or alter the designation, powers, preferences and rights of the shares of each wholly unissued series and the qualifications, limitations or restrictions thereof.

      Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. Except as otherwise provided for in this Certificate of Incorporation, in case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

      The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

      (a) The number of shares constituting that series and the distinctive designation of that series;


                                   Exhibit A

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     (b)  The dividend rate of the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priority, if any, of payment of dividends on shares of that series;

     (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

     (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rate;

     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

     (h)  Any other relative rights, preferences and limitations of that series.

     Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

     If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be sufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

     FIFTH. In furtherance and not in limitation of powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend, and rescind from time to time any or all of the bylaws of the corporation; provided, however, any bylaw amendment adopted by the Board of Directors increasing or reducing the authorized number of directors or otherwise amending or altering the classified nature of the Board of Directors, shall require a resolution adopted by the affirmative vote of not less than seventy-five (75%) percent of the directors. In addition, new bylaws may be adopted or the bylaws may be amended or repealed by a vote of not less than sixty-six and two-thirds (66 2/3%) percent of the outstanding stock of the corporation entitled to vote thereon.

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          SIXTH. (a)     The number of directors which shall constitute the
whole Board of Directors of this corporation shall be as specified in the bylaws of this corporation, subject to the provisions of Article FIFTH hereof and this Article SIXTH.

          (b) The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 1988; each initial director in Class II shall hold office until the annual meeting of stockholders in 1989; and each initial director in Class III shall hold office until the annual meeting of stockholders in 1990. Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

          (c) In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier resignation, removal from office or death, and (ii) the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible.

          SEVENTH. No action shall be taken by the stockholders except at an annual or special meeting of stockholders. No action shall be taken by stockholders by written consent.

          EIGHTH. Special meetings of the stockholders of this Corporation for any purpose or purposes may be called at any time only by the Chairman of this Board of Directors, by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the bylaws of this Corporation, include the power to call such meetings, or by the holder or holders of not less than ten (10%) percent of this Corporation's outstanding voting securities.

          NINTH. The affirmative vote of the holders of not less than sixty-six and two-thirds (66 2/3%) percent of the outstanding voting stock of the Corporation shall be required for the approval or authorization of any: (i) merger or consolidation of the Corporation with or into any other corporation; or (ii) sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation to or with any other corporation, person or other entity; provided, however, that such sixty-six and two-thirds (66 2/3%) percent voting requirement shall not be applicable if the Board of Directors of the Corporation shall have approved such transaction in clause (i) or (ii) by a resolution adopted by at least eighty (80%) percent of the members of the Board of Directors. The provisions set forth in this Article NINTH may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of not less than sixty-six and two-thirds (66 2/3%) percent of the total voting power of all outstanding shares of stock in this Corporation entitled to vote thereon.

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            TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles FIFTH, SIXTH, SEVENTH, EIGHTH, and this Article TENTH may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of not less than sixty-six and two-thirds (66 2/3%) percent of the total voting power of all outstanding shares of stock in this Corporation entitled to vote thereon.

            ELEVENTH. A Director of the Corporation shall not be personally liable to the Corporation, or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended or (iv) for any transaction from which the Director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize, with the approval of a corporation's stockholders, further eliminations or reductions in the liability of the corporation's directors for breach of fiduciary duty, then a Director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article ELEVENTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

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